[International Rectifier Letterhead]


                       June 16, 1998


International Rectifier Corporation
233 Kansas Street
El Segundo, California  90245

          Re:  Registration on Form S-8 of International
               Rectifier Corporation

Ladies and Gentlemen:

          At your request, I have examined the Registration Statement on Form S-8 to be filed by International Rectifier Corporation ("Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of Common Stock of the Company, $1 par value per share ("Shares") and interests in the Plan (together with the Shares, the "Securities"), to be issued pursuant to the International Rectifier Corporation Retirement Savings Plan ("Plan").

          I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares that may be sold pursuant to the Plan.

          Based upon the foregoing examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate actions as contemplated thereby and by the Plan and related agreements, the Securities will be validly issued, fully paid and nonassessable.

          I consent to the use of this opinion as an exhibit to the aforesaid Registration Statement.

                         Respectfully submitted,


                          /s/ L. Michael Russell
                          -----------------------
                          L. Michael Russell
                          Vice President,
                          General Counsel and Secretary
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